EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
ANNOUNCES NEW MARKETING INITIATIVE AND LAUNCH OF NEW WEBSITE

Company to Market its Products, Including its Excelyte™ and EcaFlo™ Products, Under the EcoTreatments™ Brand Name

LITTLE RIVER, S.C., March 6, 2014 – Integrated Environmental Technologies, Ltd. (“IET” or the “Company”) (OTC Bulletin Board: IEVM), announced today the launch of a new brand name, EcoTreatments™, which it will utilize in selling all of its products.  The Company’s Excelyte™ solutions and EcoFlo™ equipment will now be marketed under the EcoTreatments™ umbrella.  As the first step in this new marketing initiative, the Company has launched its digital presence with a new corporate and product website at www.ecotreatments.com, and social media presence at Facebook, Twitter and Linked In.  This new website replaces our old websites www.ietltd.net and www.ietecaflo.com.

The Company’s signature EcoTreatments™ product is Excelyte™ – a non-toxic, U.S. Environmental Protection Agency (EPA)-approved disinfectant produced from hypochlorous acid, a naturally-occurring molecule synthesized to have a 99.9999% kill rate of bacteria and viruses.  There are three primary, eco-friendly uses for Excelyte™:

•
Reduce fracking pollution.  Fracking is controversial but there’s no debating the fact that it’s expanding every day.  There are approximately 20,000 new wells fracked every year.  Regardless of which political party is running Washington, D.C., that’s not changing anytime soon.  That said, the best thing to do for the environment is perfect the process through smart technology.  Excelyte™ effectively disinfects the water in the fracking process and helps prevent groundwater contamination.  Unlike any other fracking solution, Excelyte™ cleans and protects oil equipment from corrosion, creates a safer work environment by targeting and eliminating hydrogen sulfide (a leading cause of gas inhalation deaths among oil/gas workers), leaves no lasting impact on the environment and is undetectable 90 days after use.

•
Eradicate hospital bacterial outbreaks.  Superbugs and treatment-resistant bacteria have been spreading across the nation.  The average hospital struggles with 348 cases of hospital-acquired infection every year.  Excelyte™ addresses this growing issue by not only killing the bacteria present, but also eliminating the possibility of mutation that leads to resistance.  The EPA has classified Excelyte™ as a tuberculocidal hospital disinfectant effective against MRSA, Pseudomonas, HIV, H1N1, Salmonella, E. coli, Klebsiella, Listeria, VRE and C. diff spores on contaminated, hard, non-porous surfaces.

•
Protect America’s food supply from causing illness.  The Center for Disease Control and Prevention (CDC) estimates that 1 in 6 American get sick from foodborne illnesses every year.  Bacteria and other pathogens in food production can be controlled through the use of Excelyte™ to disinfect and sanitize meat, poultry, vegetable and dairy production facilities as well as food preparation areas and equipment.  Excelyte™, in ice form, can also be used to pack fresh foods and extend the shelf life of meats, seafood and vegetables.

David R. LaVance, the Company’s President and Chief Executive Officer, commented “EcoTreatments™ is a name that represents the environmental benefits our products can have in a variety of complex and critical industries.  We have been developing products like Excelyte™ for more than a decade to enhance the safety and quality of America’s water through smart, non-toxic and biodegradable solutions. The new direction helps separate our environmentally-friendly offerings from competitors that don’t meet the standards our healthcare system and energy industry demand.  The Company’s new branded marketing efforts and the re-design of our corporate website will communicate our value proposition in the marketplace to our customers, partners and investors.”

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc.  All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™.  The Company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte™ solutions are EPA-registered hard surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling.  The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo™ equipment also produces a cleaning solution that the Company sells under the Catholyte Zero™ brand name.  Catholyte Zero™ solutions are an environmentally friendly cleanser and degreaser for janitorial, sanitation and food processing uses.  The Company is currently focused on selling its Excelyte™ solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers.  To learn more about Integrated Environmental Technologies, Ltd. and I.E.T., Inc., please visit our website www.ecotreatments.com.

Forward-Looking Statements

Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.  Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.
Thomas S. Gifford
Executive Vice President and Chief Financial Officer
Tel.:  (732) 820-1415
tgifford@ietltd.net

Capitol Media Partners
Brad Chase
Tel.:  (323) 377-5653
chase@capitolmediapartners.com